Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Media Relations	Leila Dillon, 508.661.2264, news@ameresco.com
	Investor Relations	Eric Prouty, AdvisIRy Partners 212.750.5800, eric.prouty@advisiry.com
Lynn Morgen, AdvisIRy Partners, 212.750.5800, lynn.morgen@advisiry.com

Ameresco Reports Fourth Quarter and Full Year 2019 Financial Results

- Company Guides to Continued Strong Growth in 2020 -
- Contracted Backlog Up 52% to a Record $1.1 Billion at Year-end -
- Energy Assets in Development Increased by 80% to 321 MWe -
- Contracted O&M backlog increased 22% to $1.1 Billion at Year-end -
~~~
- Ameresco Delivered a Carbon Offset equivalent to 11M Metric Tons of CO2 in 2019 -

FRAMINGHAM, MA - March 2, 2020 - Ameresco, Inc. (NYSE:AMRC), a leading energy solutions provider today announced financial results for the fiscal quarter and year ended December 31, 2019. The Company has also furnished supplemental information in conjunction with this press release in a Current Report on Form 8-K. The supplemental information includes non-GAAP financial metrics and has been posted to the “Investor Relations” section of the Company’s website at www.ameresco.com.

“Ameresco had strong performance in 2019 and ended the year with record results across the key metrics that position the Company for continued growth in 2020,” said George P. Sakellaris, President and Chief Executive Officer.

“Contracted backlog increased 52% to a record $1.1 billion at year-end, led by the signing of several large federal Smart Energy Solutions contracts in the fourth quarter. Total project backlog increased 15% to $2.3 billion, and contracted O&M backlog increased 22% to $1.1 billion. At year end, energy assets in development increased 80% to 321 MWe, energy assets in operation were up 14% to 260 MWe, and we added five new Renewable Natural Gas (RNG) projects to our portfolio in the fourth quarter, which will add approximately 25 MWe in aggregate. These company-owned assets represent diversified renewable energy sources that provide renewable power and green gas across our North American footprint.”

“Full year 2019 revenue growth of 10% to $867 million benefited from increasing demand for advanced technologies from Ameresco’s government, institutional, and commercial & industrial customers. Net income grew 17% to $44.4 million, GAAP EPS grew 15% to $0.93, and non-GAAP EPS grew 2% to $0.83.

Fourth Quarter Financial Results
(All financial result comparisons made are against the corresponding prior year period unless otherwise noted.)

Revenues were $306.6 million, compared to $217.4 million last year, representing strong growth across the company’s advanced technology platform. Operating income was $18.5 million, compared to $19.6 million. Net income attributable to common shareholders was $22.2 million, compared to $11.6 million. Non-GAAP net income was $21.9 million, compared to $10.9 million. Net income per diluted share was $0.46 up from $0.24, and non-GAAP EPS was $0.46 compared to $0.23. Adjusted EBITDA, a non-GAAP financial measure, was $29.5 million, compared to $28.2 million. Cash flows used in operating activities were $75.6 million, compared to cash flows used in operating activities of $21.2 million, and adjusted cash from operations, a non-GAAP financial measure, was $8.2 million, compared to adjusted cash from operations of $23.5 million.

Full Year 2019 Financial Results
Revenues were $866.9 million, compared to $787.1 million last year. Operating income was $51.6 million, compared to $59.1 million. Net income and adjusted EBITDA were negatively impacted by approximately $7 million due to lower RIN prices. Net income benefited from the extension of the 179D tax credit for 2018 and 2019 which increased fourth quarter net income by $7.5 million. Net income attributable to common shareholders was $44.4 million, compared to $38.0 million in 2018. Non-GAAP net income was $39.9 million, compared to $37.8 million. Net income per diluted share was $0.93, and non-GAAP EPS was $0.83, up from $ 0.81 in the prior fiscal year. Adjusted EBITDA was $91.1 million compared to $91.0 million. Cash flows used in operating activities were $196.3 million, compared to $53.2 million in the prior year. Adjusted cash from operations was $3.1 million, compared to adjusted cash from operations of $105.0 million.

Project Backlog and Awards
Total project backlog at December 31, 2019 was $2.3 billion and was comprised of the following:

•	Record high contracted backlog of $1.1 billion, supported by $564 million of projects sold in the fourth quarter; and

•	$1.2 billion of awarded projects, including new awards during the quarter of $290 million.

Fourth Quarter Project Highlights:

•	Ameresco began construction on a comprehensive design-build modernization project at the iconic James A. Farley building, a USPS facility in New York City.

•	Ameresco partnered with the City of Phoenix to complete a conversion project to replace nearly 100,000 municipal streetlights with high-performance LEDs.

•
Ameresco and the New Bedford Housing Authority (NBHA) announced the execution of a $12.7 million Energy Performance Contract (EPC) that is expected to provide $19.6 million in energy and water cost savings over its sixteen-year term.

•	Ameresco was awarded $230 million in two ESPC task orders by U.S. Navy for energy resiliency projects at the Portsmouth Naval Shipyard and the Norfolk Naval Shipyard.

•
Ameresco was awarded $154 million in ESPC task orders by the U.S. Department of Veterans Affairs for energy efficiency and infrastructure upgrades for the facilities located in the Southeast region and the Capital Health Care region.

•	Ameresco completed a citywide energy efficiency project for the City of St. Peter, Minnesota.

Ameresco Asset Metrics
Total operating assets were 260 MW, assets in development were 321 MW.

Fourth Quarter Ameresco Asset Highlights:

•	Ameresco added 5 new RNG opportunities to our assets in development representing approximately 25 MWe in aggregate.

•	Ameresco announced it will develop a 27 MW solar farm in the Village of DePue, IL.

Contracted O&M Backlog
Total O&M backlog at December 31, 2019 of $1.1 billion was up 22%.

Summary and Outlook
“Market conditions remain strong, as governments and corporations across the country continue to demand clean and resilient energy sources. Our investments in cutting edge energy technologies and engineering talent position us to deliver the best and most flexible solutions for our customers. These differentiators have resulted in considerable positive momentum in both contracted backlog and assets in development heading into 2020, supporting our outlook for significant year-on-year growth,” Mr. Sakellaris concluded.

For the full year 2020, Ameresco expects to generate total revenue in the range of $910 million to $980 million, representing 9.0% year-on-year growth at the midpoint, and adjusted EBITDA of $102 million to $112 million, representing 17.5% growth at the midpoint. Non-GAAP EPS is expected to be in the range of $0.86 to $0.96, representing 10% year-on-year growth at the midpoint. The visibility we have in our contracted backlog entering 2020 demonstrates that several large projects will contribute to strong revenue growth, although we do expect to see slightly lower gross margins in 2020 versus recent years based on the mix of projects. Gross profit will grow at a higher rate than operating expenses, reflecting cost control and increased operating leverage, and as a result we expect to maintain EBITDA growth at a high teens rate. This guidance excludes the impact of any non-controlling interest activity and any additional charges relating to the company’s restructuring activities, as well as any related tax impact.

FY 2020 Guidance
Revenue	$910 million	$980 million
Gross Margin	18.5%	19.5%
Adjusted EBITDA	$102 million	$112 million
Interest & Other	$17 million	$19 million
Effective Tax Rate	8%	12%
Non-GAAP EPS	$0.86	$0.96

Conference Call/Webcast Information
The Company will host a conference call today at 4:30 p.m. ET to discuss results. The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-877-359-9508 (Access Code: 7756686)

•	International Participants: Dial 1-224-357-2393 (Access Code: 7756686)
Participants are advised to dial into the call at least ten minutes prior to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. An archived webcast will be available on the Company’s website for one year.

Use of Non-GAAP Financial Measures
This press release and the accompanying tables include references to adjusted EBITDA, Non- GAAP EPS, non-GAAP net income and adjusted cash from operations, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses these measures, please see the section following the accompanying tables titled “Exhibit A: Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Other Non-GAAP Disclosures and Non-GAAP Financial Guidance in the accompanying tables.

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading independent provider of comprehensive services, energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions for businesses and organizations throughout North America and Europe. Ameresco’s sustainability services include upgrades to a facility’s energy infrastructure and the development, construction and operation of renewable energy plants. Ameresco has successfully completed energy saving, environmentally responsible projects with federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,000 employees providing local expertise in the United States, Canada, and the United Kingdom. For more information, visit www.ameresco.com.

Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions and restructuring activities; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on March 8, 2019. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

AMERESCO, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,223	$61,397
Restricted cash	20,006	16,880
Accounts receivable, net	95,863	85,985
Accounts receivable retainage, net	16,976	13,516
Costs and estimated earnings in excess of billings	202,243	86,842
Inventory, net	9,236	7,765
Prepaid expenses and other current assets	29,424	11,571
Income tax receivable	5,033	5,296
Project development costs	13,188	21,717
Total current assets	425,192	310,969
Federal ESPC receivable	230,616	293,998
Property and equipment, net	10,104	6,985
Energy assets, net	579,461	459,952
Goodwill	58,414	58,332
Intangible assets, net	1,614	2,004
Operating lease assets	32,791	—
Other assets	35,821	29,394
Total assets	$1,374,013	$1,161,634
LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portions of long-term debt and financing lease liabilities	$69,969	$26,890
Accounts payable	202,416	134,330
Accrued expenses and other current liabilities	31,356	35,947
Current portions of operating lease liabilities	5,802	—
Billings in excess of cost and estimated earnings	26,618	24,363
Income taxes payable	486	1,100
Total current liabilities	336,647	222,630
Long-term debt and financing lease liabilities, less current portions and net of deferred financing fees	266,181	219,162
Federal ESPC liabilities	245,037	288,047
Deferred income taxes, net	115	4,352
Deferred grant income	6,885	6,637
Long-term portions of operating lease liabilities, net current portions	29,101	—
Other liabilities	29,575	29,212
Redeemable non-controlling interests	31,616	14,719

AMERESCO, INC.
CONSOLIDATED BALANCE SHEETS - (Continued)
(in thousands, except share amounts)

	December 31,
	2019	2018
	(Unaudited)
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2019 and 2018	—	—
Class A common stock, $0.0001 par value, 500,000,000 shares authorized, 31,333,345 shares issued and 29,230,005 shares outstanding at December 31, 2019, 30,366,546 shares issued and 28,275,506 shares outstanding at December 31, 2018	3	3
Class B common stock, $0.0001 par value, 144,000,000 shares authorized, 18,000,000 shares issued and outstanding at December 31, 2019 and 2018	2	2
Additional paid-in capital	133,688	124,651
Retained earnings	314,459	269,806
Accumulated other comprehensive loss, net of income taxes	(7,514)	(5,949)
Less - treasury stock, at cost, 2,101,340 shares at December 31, 2019, and 2,091,040 shares at December 31, 2018	(11,782)	(11,638)
Total stockholder's equity	428,856	376,875
Total liabilities, redeemable non-controlling interests and stockholder's equity	$1,374,013	$1,161,634

AMERESCO, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$306,612	$217,371	$866,933	$787,138
Cost of revenues	258,958	168,170	698,815	613,526
Gross profit	47,654	49,201	168,118	173,612
Selling, general and administrative expenses	29,108	29,642	116,504	114,513
Operating income	18,546	19,559	51,614	59,099
Other expenses, net	3,702	5,955	15,061	16,709
Income before (benefit) provision for income taxes	14,844	13,604	36,553	42,390
Income tax (benefit) provision	(5,748)	2,934	(3,748)	4,813
Net income	20,592	10,670	40,301	37,577
Net loss attributable to redeemable non-controlling interests	1,611	923	4,135	407
Net income attributable to common shareholders	$22,203	$11,593	$44,436	$37,984
Net income per share attributable to common shareholders:
Basic	$0.47	$0.25	$0.95	$0.83
Diluted	$0.46	$0.24	$0.93	$0.81
Weighted average common shares outstanding:
Basic	47,101	46,114	46,586	45,729
Diluted	48,061	47,327	47,774	46,831

AMERESCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2019	2018
	(Unaudited)
Cash flows from operating activities:
Net income	$40,301	$37,577
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation of energy assets	35,543	27,305
Depreciation of property and equipment	2,987	2,167
Amortization of deferred financing fees	2,229	2,193
Amortization of intangible assets	909	1,057
Accretion of ARO and contingent consideration	137	—
Provision for (recovery of ) bad debts	(216)	610
Loss on disposal / sale of assets	—	298
Gain on deconsolidation of VIE	(2,160)	—
Net gain from derivatives	(1,068)	(121)
Stock-based compensation expense	1,620	1,258
Deferred income taxes	(3,346)	5,517
Unrealized foreign exchange loss (gain)	(130)	1,816
Changes in operating assets and liabilities:
Accounts receivable	(8,499)	9,772
Accounts receivable retainage	(3,370)	3,774
Federal ESPC receivable	(188,060)	(155,539)
Inventory, net	(1,471)	373
Costs and estimated earnings in excess of billings	(106,696)	8,015
Prepaid expenses and other current assets	(18,397)	6,763
Project development costs	8,120	(8,659)
Other assets	1,056	(3,499)
Accounts payable, accrued expenses and other current liabilities	43,531	2,938
Billings in excess of cost and estimated earnings	2,662	2,866
Other liabilities	(1,625)	(783)
Income taxes payable	(350)	1,101
Cash flows from operating activities	(196,293)	(53,201)
Cash flows from investing activities:
Purchases of property and equipment	(6,674)	(3,943)
Purchases of project assets, net of grant proceeds	(133,954)	(125,673)
Acquisitions, net of cash received	(1,294)	(3,590)
Contributions to equity investment	(301)	—
Cash flows from investing activities	(142,223)	(133,206)
Cash flows from financing activities:
Payments of financing fees	(1,666)	(4,073)
Proceeds from exercises of options and ESPP	7,417	7,197
Repurchase of common stock	(144)	(1,839)
Proceeds (payments) from senior secured credit facility, net	73,347	(900)

AMERESCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
(in thousands)

	Year Ended December 31,
	2019	2018
	(Unaudited)
Proceeds from long-term debt financing	43,883	88,115
Proceeds from Federal ESPC projects	199,358	158,237
Proceeds for energy assets from Federal ESPC	2,277	4,236
Proceeds from sale-leaseback financing	—	5,145
Contributions from redeemable non-controlling interests, net	21,372	4,788
Payments on long-term debt	(28,425)	(36,395)
Cash flows from financing activities	317,419	224,511
Effect of exchange rate changes on cash	447	(295)
Net (decrease) increase in cash, cash equivalents and restricted cash	(20,650)	37,809
Cash, cash equivalents and restricted cash, beginning of year	97,914	60,105
Cash, cash equivalents and restricted cash, end of year	77,264	$97,914

Non-GAAP Financial Measures (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted EBITDA:
Net income attributable to common shareholders	$22,203	$11,593	$44,436	$37,984
Impact from redeemable non-controlling interests	(1,611)	(923)	(4,135)	(407)
Plus (less): Income tax (benefit) provision	(5,748)	2,934	(3,748)	4,813
Plus: Other expenses, net	3,702	5,955	15,061	16,709
Plus: Depreciation and amortization of intangible assets	10,305	8,486	39,439	30,529
Plus: Stock-based compensation	425	121	1,620	1,258
Plus: Restructuring and other charges	219	80	629	146
Less: Gain on deconsolidation of VIE	—	—	(2,160)	—
Adjusted EBITDA	$29,495	$28,246	$91,142	$91,032
Adjusted EBITDA margin	9.6%	13.0%	10.5%	11.6%

Non-GAAP net income and EPS:
Net income attributable to common shareholders	$22,203	$11,593	$44,436	$37,984
Impact from redeemable non-controlling interest	(1,611)	(923)	(4,135)	(407)
Plus: Restructuring and other charges	219	80	629	146
Less: Gain on deconsolidation of VIE	—	—	(2,160)	—
Plus: Income tax effect of non-GAAP adjustments	1,101	198	1,101	70
Non-GAAP net income	$21,912	$10,948	$39,871	$37,793

Diluted net income per common share	$0.46	$0.24	$0.93	$0.81
Effect of adjustments to net income	—	(0.01)	(0.10)	—
Non-GAAP EPS	$0.46	$0.23	$0.83	$0.81

Adjusted cash from operations:
Cash flows from operating activities	$(75,568)	$(21,160)	$(196,293)	$(53,201)
Plus: Proceeds from Federal ESPC projects	83,802	44,667	199,358	158,237
Adjusted cash from operations	$8,234	$23,507	$3,065	$105,036

			December 31,
			2019	2018
			(Unaudited)	(Unaudited)
Construction backlog:
Awarded(1)			$1,160,400	$1,241,400
Fully-contracted			1,107,600	726,600
Total project backlog			$2,268,000	$1,968,000

Energy assets in development(2)			$681,000	$424,700

	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
New contracts and awards:
New contracts	$564,000	$61,000	$989,000	$699,000
New awards(1)	$290,000	$87,000	$909,000	$742,000
(1) Represents estimated future revenues from projects that have been awarded, though the contracts have not yet been signed.

(2) Estimated total construction value of all energy assets in construction and development
Non-GAAP Financial Guidance

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
(in thousands)
Year Ended December 31, 2020
	Low	High
Operating income	$59,000	$67,000
Depreciation and amortization of intangible assets	42,000	43,000
Stock-based compensation	1,000	2,000
Adjusted EBITDA	$102,000	$112,000

Exhibit A: Non-GAAP Financial Measures
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Other Non-GAAP Disclosure and Non-GAAP Financial Guidance in the tables above.
We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, stock-based compensation expense, restructuring charges, and gain upon deconsolidation of a variable interest entity ("VIE"). We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, stock-based compensation expense, restructuring charges, and gain upon deconsolidation of a VIE . We define adjusted EBITDA margin as adjusted EBITDA stated as a percentage of revenue.
Our management uses adjusted EBITDA and adjusted EBITDA margin as measures of operating performance, because they do not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.
Non-GAAP Net Income and EPS
We define non-GAAP net income and earnings per share ("EPS") to exclude certain discrete items that management does not consider representative of our ongoing operations, including restructuring charges, gain upon deconsolidation of a VIE and impact from redeemable non-controlling interest. We consider non-GAAP net income and non-GAAP EPS to be important indicators of our operational strength and performance of our business because they eliminate the effects of events that are not part of the Company's core operations.
Adjusted Cash From Operations

We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.